Contacts:
      Community Central Bank Corp. -Ray Colonius, SVP, CFO P:586 783 4500
      Marcotte Financial Relations - Mike Marcotte P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION ANNOUCES
FOURTH QUARTER EARNINGS INCREASE OF 41% AND
RECORD ANNUAL EARNINGS

FOR IMMEDIATE RELEASE

          MOUNT CLEMENS, Mich., January 31, 2005 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted earnings for the fourth quarter and record annual earnings for the year ended December 31, 2004, David A. Widlak, President and Chief Executive Officer, reported today.

          Net income for the fourth quarter of 2004 increased 41.0% to $757,000, or $0.26 per diluted share, up from $537,000, or $0.19 per diluted share for the fourth quarter of 2003. Net income for the year ended 2004 was $2,207,000, or $0.76 per diluted share, as compared to $2,105,000, or $0.74 per diluted share, for the year ended 2003.

          Mr. Widlak said, "2004 was another record year for Community Central Bank Corporation. We are delighted to report that net income for the fourth quarter of 2004 was 41.0% higher than the fourth quarter of 2003. We had good growth in our loan portfolio and have had success at growing our deposit base at our Rochester Hills location. We continue to pursue opportunities to leverage our infrastructure over an expanding base. We expect that the recently announced rights offering will provide capital to further support our growth."

          Net interest income was $3.1 million during the fourth quarter of 2004, which was a $326,000, or 11.7%, increase over the fourth quarter 2003. The increase was attributable to an increased net interest margin, coupled with growth in earning assets. The net interest margin, as measured on a tax equivalent basis, was 3.44% for the fourth quarter of 2004, compared with 3.35% for the fourth quarter of 2003. The growth in loan volume, coupled with an increase in earning asset yields tied to a short term rising rate environment, was primarily responsible for the improvement in net interest margin.

          Net interest income was $11.8 million for the year ended December 31, 2004, which was an increase of $2.4 million, or 25.6% over the year ended December 31, 2003. The net interest margin, as measured on a tax equivalent

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Community Central Bank Corp.
Q4/12-month 2004 results

basis, was 3.31% for 2004 compared with 3.10% in 2003. Again, growth in loan volume and an increase in earning asset yields, as well as an overall lower cost of funds, were the primary reasons for the increase in net interest income for 2004.

          Noninterest income in the fourth quarter of 2004 of $1.4 million decreased $485,000 compared to the fourth quarter of 2003. This was primarily due to a decrease in gains from the sale of residential mortgage loan originations. Noninterest expense in the fourth quarter of 2004 was $3.3 million, which decreased $512,000 from the fourth quarter of 2003, which more than offset the decrease in noninterest income over the same time period. Decreases in salaries, benefits, and payroll taxes of $386,000 related to mortgage company operations were the primary reasons for the decrease in total noninterest expense.

          Noninterest income of $6.5 million for the year ended December 31, 2004, decreased $1.9 million compared to 2003, again, primarily due to a decrease in gains from the sale of residential mortgage loan originations. Noninterest expense of $13.3 million for 2004, decreased $1.2 million compared to 2003. This decrease was comprised of a reduction of $1.5 million in salaries, benefits, and payroll taxes from a decline in mortgage originations. This was partially offset by an increase of $230,000 in premises and other expenses reflecting the entire year of the operating costs of the Rochester Hills location versus only a partial year in 2003, as the branch location was acquired in October of 2003.

          At December 31, 2004, the Corporation's total assets were $391.5 million, an increase of $33.7 million from December 31, 2003, or 9.4%. Total loans of $305.4 million have increased $34.6 million, or 12.8%, from December 31, 2003, with the largest area of loan growth occurring in commercial real estate loans. Total deposits of $278.9 million increased $23.5 million, or 9.2%, over 2003, with the largest segment of growth occurring in savings accounts.

          Nonperforming loans represented 25 basis points of the total loan portfolio at December 31, 2004, which represents a decrease of 58.1% from the prior quarter and is only slightly above the .18% of total nonperforming loans to total loans at December 31, 2003. Total nonperforming assets to total assets at

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Community Central Bank Corp.
Q4/12-month 2004 results

December 31, 2004, was .37% compared with .24% at December 31, 2003. The allowance for loan losses as a percentage of nonperforming loans was 435.7% and as a percentage of total loans was 1.11% at December 31, 2004. "We are very pleased that loan quality remains strong and nonperforming loan levels are back down to their historic low level," commented Widlak.

          Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, and St. Clair counties with a full range of lending, deposit, and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Community Central Mortgage Company, LLC a subsidiary of the Corporation and Bank, operates locations servicing the Detroit metropolitan area. The Corporation's common shares trade on the NASDAQ National Market under the symbol "CCBD".

          Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

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Community Central Bank Corp.
Q4/12-month 2004 results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data

	Three months ended December 31,		Twelve months ended December 31,
	Unaudited	Unaudited	Unaudited	Unaudited
	2004	2003	2004	2003
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$5,167	$4,574	$19,725	$16,420
Interest expense	2,063	1,796	7,936	7,033

Net Interest Income	3,104	2,778	11,789	9,387
Provision for credit losses	150	150	2,000	275

Net Interest Income after Provision	2,954	2,628	9,789	9,112
Noninterest income	1,421	1,906	6,546	8,415
Noninterest expense	3,298	3,810	13,346	14,582

Income before Taxes	1,077	724	2,989	2,945
Provision for income taxes	320	187	782	840

Net Income	$757	$537	$2,207	$2,105

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
PER SHARE DATA
Basic earnings per share	$0.27	$0.19	$0.78	$0.75
Diluted earnings per share	$0.26	$0.19	$0.76	$0.75
Book value per share at end of period	$8.93	$8.32	$8.93	$8.32
Basic average shares outstanding (000's)	2,834	2,816	2,829	2,796
Diluted average shares outstanding (000's)	2,900	2,878	2,896	2,847
Actual shares outstanding at end of period (000's)	2,865	2,858	2,865	2,858
Net interest margin (fully taxable equivalent)	3.44%	3.35%	3.31%	3.10%

Average and outstanding shares are retroactively adjusted for stock dividends.

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Community Central Bank Corp.
Q4/12-month 2004 Results

Community Central Bank Corporation (NNM:CCBD)

Summary of Selected Financial Data- continued

Condensed Balance Sheet

	Unaudited December 31, 2004	Audited December 31, 2003
	(In thousands)
Assets
Cash and equivalents	$7,183	$6,227
Investments	55,832	61,133
Residential mortgage loans held for sale	6,491	7,241
Total Gross Loans	305,439	270,828
Allowance for loan losses	(3,377)	(3,573)
Other Assets	19,970	16,020

Total Assets	$391,538	$357,876

Liabilities and stockholders' equity
Deposits	$278,856	$255,356
Repurchase Agreements	11,492	12,836
Federal Home Loan Bank Advances	63,360	54,374
Other Liabilities	1,929	1,534
Subordinated debentures	10,310	10,000
Stockholders' equity	25,591	23,776

Total Liabilities and stockholders' equity	$391,538	$357,876

OTHER DATA
Allowance for loan losses to total loans	1.11%	1.32%
Allowance for loan losses to nonperforming loans	435.74%	738.22%
Nonperforming loans to total loans	0.25%	0.18%
Nonperforming assets to total assets	0.37%	0.24%
Stockholders' equity to total assets	6.54%	6.64%
Tier 1 Leverage Ratio	8.48%	8.56%

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